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                                                               Exhibit (h)(3)(b)

                                  AMENDMENT TO
                            FUND ACCOUNTING AGREEMENT

         This Amendment is made as of January 1, 2000, between THE EMPIRE BUILDER TAX FREE FUND (the "Trust"), a Masschusetts business trust and BISYS FUND SERVICES, INC. ("Fund Accountant"). The parties hereby amend the Fund Accounting Agreement (the "Agreement") between the Trust and Fund Accountant, dated as of October 1, 1996, as set forth below.

         WHEREAS, the parties hereto wish to modify Section 6 of the Agreement, entitled "Term"; and

         WHEREAS, the parties hereto wish to modify Schedule A to the Agreement, entitled "FEES", by amending the fee schedule contained therein.

         NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

         1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

         2. Section 6 of the Agreement shall be amended by replacing the first sentence of the first paragraph with the following:

                           The initial term of this Agreement shall be for a period commencing on October 1, 1996 and ending on December 31, 1997.

         3. Section 6 of the Agreement shall be further amended by replacing the last paragraph of the section with the following:

                           If, for any reason other than non-renewal, mutual agreement of the parties or a material breach that has not been remedied in accordance with the terms of this Agreement, Fund Accountant is replaced as the service provider under this Agreement or, if a third party is added to perform all or a part of the services provided by Fund Accountant under this Agreement (excluding any Sub-accountant appointed by Fund Accountant as provided in Section 2 herein), then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement and not as a penalty, to Fund Accountant equal to the balance due Fund Accountant for the remainder of the then-current term of this Agreement, assuming for purposes of calculation of the payment that such balance shall be based upon the average amount of Trust assets for the twelve months prior to the date Fund Accountant is replaced or a third

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                           party is added by the Trust.

                           In the event the Trust is merged into another legal entity in part or in whole pursuant to any form of business reorganization, or is liquidated in part or in whole prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that the one-time cash payment set forth above shall be applicable in those instances in which Fund Accountant is not retained to provide services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable within thirty (30) days following the first day on which Fund Accountant is replaced or a third party is added by the Trust.

                           The parties further acknowledge and agree that, in the event Fund Accountant is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by Fund Accountant would be extremely difficult, and (ii) the cash payment provision contained herein is intended to adequately compensate Fund Accountant for damages incurred and is not intended to constitute any form of penalty.

         4. Schedule A to the Agreement, entitled "FEES", shall be amended by replacing the fee schedule contained therein with the following:

                           Fund Accountant shall be entitled to receive a fee from each Fund in accordance with the following schedule:

                           Three one-hundredths of one percent (.03%) of the Trust's average daily net assets, subject to an annual minimum fee of $40,000 per Fund

                  Schedule A shall be further amended by adding the following to the section entitled "Multiple Class of Shares":

                           An additional fee of $10,000 per class shall be paid for each additional share class that is added.

         5. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

         6. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                               THE EMPIRE BUILDER TAX FREE BOND FUND

                               By:  /s/ Michael J. Lynch
                                    -------------------------------------------

                               Title:  Senior Vice  President
                                       ----------------------------------------

                               BISYS FUND SERVICES, INC.

                               By:  /s/ William J. Tonko
                                    -------------------------------------------

                               Title:  President
                                       ----------------------------------------

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